Exhibit 10.16

phone: 760.431.9286 fax: 760.431.1624 physician srvc: 800.922.1356

January 14, 2008

Mitsuo Asai

Dear Mr. Asai (hereinafter, “you” or “your”),

I am very pleased to provide you with a summary of employment with Alphatec Spine Inc. (“Alphatec”).

1. Position Your position will be President, Alphatec Pacific, Inc., reporting to Dirk Kuyper, President and CEO. As you progress with Alphatec, your position and assignments are, of course, subject to change. As an Alphatec employee, we expect that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times.

2. Starting Date/Nature of Relationship Upon accepting this offer, and any conditions set forth herein are satisfied, your employment with Alphatec will begin on a date mutually acceptable to both you and Alphatec (the “Commencement Date”). Thereafter, you will be expected to devote all of your working time to the performance of your duties at Alphatec throughout your employment. The term of your employment (the “Term”) shall be for three years, which term shall begin on the Commencement Date.

3. Compensation, Benefits, Vacation, Bonus Your initial base pay shall be at a rate of 26 million yen per year. If you remain employed through the last day of a fiscal year, you will be eligible to receive a discretionary cash performance bonus each fiscal year in an amount equal to 35.0% of the annual base salary for such fiscal year (the “Target Bonus Amount”). The payment of the Target Bonus Amount shall be subject to Alphatec’s and your achievement of goals to be established and presented to you each fiscal year.

Promptly following the Commencement Date Alphatec will recommend to the board of directors of Alphatec Holdings, Inc. (“Holdings”) that you receive a grant of options to purchase 75,000 shares of the common stock of Holdings (the “Options”). If granted, the Options shall have an exercise price equal to the closing price of Holdings’ common stock on the date of issuance. The Options shall vest over a four-year period in four equal amounts beginning on the first anniversary after the date of issuance.

You may take advantage of various benefits offered by Alphatec Pacific, Inc. You shall be entitled to 20 paid vacation days per calendar year. Alphatec shall provide a furnished corporate apartment in Tokyo, Japan for your use, and Alphatec shall pay (i) up to 4 million yen annually in rent and expenses related to such apartment, and (ii) all commissions, deposits and expenses incurred prior to the execution of the lease of such apartment. Alphatec shall provide you with a monthly travel allowance of 70 thousand yen, provided that (i) such amounts are used for travel between Tokyo, Japan and your home in Osaka, Japan; and (ii) Alphatec is not obligated to reimburse you in accordance with such allowance until you provide receipts to Alphatec that document the incurred travel expenses. Alphatec agrees to reimburse you for the annual premium associated with your purchase of a workmen’s accident compensation insurance policy covering you. In the event that you become disabled during the Term through any illness, injury, accident or condition of either a physical or psychological nature, and, as a result, are unable to perform all of your duties and responsibilities hereunder for a period of 90 consecutive days, Alphatec shall continue to pay you your base salary then in effect for such 90-day period. You shall be entitled to fly business class on all employment-related trips between Japan and the United States.

4. Your Representations and Warranties to Alphatec As a condition of your employment you hereby represent and warrant to Alphatec that (i) you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your employment by Alphatec, (ii) your signing this letter does not violate any order, judgment or injunction applicable to you, or conflict with or breach any agreement to which you are a party or by which you are bound, (iii) you have disclosed to Alphatec any applicability agreements that address confidentiality or other post-employment obligations, (iv) you have not disclosed and will not disclose to Alphatec any proprietary, trade secret or confidential information belonging to another, (v) you have removed no documents or data from a prior employer or a third party, and you are in compliance and will remain in compliance with any obligations of confidentiality to a third party, and (vi) all facts you have presented or will present to Alphatec are accurate and true. This includes, but is not limited to, all oral and written statements you have made (including those pertaining to your education, training, qualifications, licensing and prior work experience) on any job application, resume or c.v., or in any interview or discussion with Alphatec.

5. Non-solicitation/Trade Secrets/Non disclosure You hereby agree and acknowledge that based upon your position within Alphatec that you will have access to certain Trade Secrets (as defined below), which, if disclosed to a third party would cause Alphatec to suffer irreparable harm. In order to protect Alphatec from unauthorized use of such Trade Secrets following the termination of your employment, for a period of nine months following the termination of your employment relationship for any reason, you will not (i) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employee, agent, consultant or contractor of Alphatec or any of its affiliates (the “Company Group”) to leave the service of the Company Group for any reason; or (ii) either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the business relationship between the Company Group and any vendor, supplier, surgeon or hospital with which you have interacted during the course of your employment with Alphatec.

You agree that all information and know-how, whether or not in writing, of a proprietary, private, secret or confidential nature concerning Alphatec’s business or financial affairs (collectively, “Trade Secrets”) is and shall be the exclusive property of Alphatec. By way of illustration, but not limitation, Trade Secrets include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, inventions, projections, sales programs and commission rates, development projects and programs, research data, clinical data, financial data, personnel data, computer programs, and vendor and supplier lists. You will not disclose any Trade Secrets to others outside Alphatec or use the same for any unauthorized purposes without written approval of Alphatec, either during or after your employment, unless and until such Trade Secrets have become public knowledge without fault by you or any third party that was not obligated to keep such Trade Secrets confidential. It is agreed and acknowledged by the parties that the terms of this letter shall be deemed to be a Trade Secret and you shall only disclose such terms to your spouse or advisor acting in a fiduciary capacity (i.e., attorney or accountant).

You agree that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Trade Secrets, whether created by you or others, which shall come into your custody or possession, shall be and are the exclusive property of Alphatec and shall solely be used by you in the performance of your duties for Alphatec. You agree to immediately return to Alphatec all Trade Secrets and all materials containing Trade Secrets following the termination of your employment relationship.

You agree that your obligation not to disclose or misuse Trade Secrets, also includes such similar types of information of subsidiaries, affiliates and joint ventures of Alphatec, customers of Alphatec or suppliers to Alphatec or other third parties who may have disclosed or entrusted the such similar types of information to Alphatec or to you in the course of Alphatec’s business.

You recognize that a breach or threatened breach by you of any of the provisions contained in this Section 5 will cause Alphatec irreparable injury. You therefore agree that Alphatec shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining you from any such violation or threatened violations.

6. Termination of Employment; Effect of Termination of Employment

During the Term, this Agreement may be terminated as follows: (i) by either the Alphatec or you without Cause (as defined below) upon ten days notice; or (ii) by Alphatec for Cause in accordance with the notice provisions set forth below.

Your employment may be terminated by Alphatec for Cause upon the occurrence of any of the following (each of which shall constitute “Cause”): (i) your being convicted of a crime involving dishonesty, fraud or theft; (ii) your committing any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of Alphatec; (iii) failure or refusal by you to follow policies or directives reasonably established by the President and CEO of Alphatec that goes uncorrected for a period of 30 consecutive days after written notice has been provided to you; (iv) a material breach of this Agreement that goes uncorrected for a period of 30 consecutive days after written notice has been provided to you; (v) any gross or willful misconduct or gross negligence by you in the performance of your duties; (vi) a material violation of the Alphatec’s Code of Conduct; or (vi) your inability to perform your duties for 90 consecutive days due to a disability; or (vii) your death.

In the event that your employment is terminated for Cause or at your election, Alphatec shall have no further obligations under this Agreement other than to pay you the base salary and benefits, including payment for accrued but untaken vacation days, otherwise payable to you through the last day of your actual employment with Alphatec.

In the event that your employment is terminated by Alphatec without Cause, Alphatec shall continue to pay you the annual base salary then in effect for a period of 12 months from the last day of your actual employment with Alphatec.

In the event that your employment is terminated due to your inability to perform your duties for 90 consecutive days due to a disability, Alphatec shall have no further obligations under this Agreement other than to pay you the base salary and benefits, including payment for accrued but untaken vacation days, otherwise payable to you through the last day of your actual employment with Alphatec. In the event that your employment is terminated due to your death, Alphatec shall continue to pay your estate the annual base salary then in effect for a period of six months from the last day of your actual employment with Alphatec.

7. Miscellaneous This letter constitutes Alphatec’s entire offer regarding the terms and conditions of your prospective employment with Alphatec. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. This letter shall be governed by and construed and enforced in accordance with the internal laws of the State of California. In the event of a dispute involving this Agreement, you consent and agree that all disputes shall be resolved in accordance with the terms and conditions of the Mutual Agreement to Arbitrate Claims between Alphatec and you.

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You may accept this offer of employment hereof by signing a copy of this letter. Your signature on the copy of this letter and your submission of a signed copy to me will evidence your agreement set forth herein.

We are pleased to offer you the opportunity to join Alphatec, and we look forward to having you aboard. We are confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely,

/s/ Dirk Kuyper
Dirk Kuyper
President and CEO

Read, Agreed and Acknowledged:

/s/ Mitsuo Asai
Mitsuo Asai